Exhibit 99.1

Naqi Logix Appoints Aly Sidi as Chief Technology Officer to accelerate AI–Neurotechnology Company to Commercialization

Experienced technology and operational leader joins Naqi Logix to advance its AI-powered neural interface platform and scale commercialization execution.

VANCOUVER, BC — August 10, 2026 — Naqi Logix Inc. (“Naqi” or the “Company”), an AI-Neurotechnology Company that is a silent, invisible interface between humans and technology, announces the appointment of Aly Sidi as Chief Technology Officer.

Mr. Sidi brings more than 20 years of experience building AI-powered platforms, connected hardware, and consumer-facing software products, and scaling engineering organizations to support growth and production. As CTO, he will lead Naqi Logix’s technology and operational strategic direction to take the organization into commercializing its non-invasive neural interface platform.

“Naqi is entering an important new phase,” said Mark Godsy, CEO of Naqi Logix. “The collaborations we are advancing, combined with growing interest from companies and prospective customers, reinforce the opportunity to bring our neural interface technology into commercial products. Aly’s deep experience across AI, connected hardware, and consumer product development makes him the right leader to help turn that opportunity into scalable, real-world technology. We’re thrilled to welcome him as CTO.”

Prior to joining Naqi Logix, Sidi held senior technology leadership roles at RailVision Analytics, Generac Power Systems, and Samsung Mobile Division. Throughout his career, he has led multidisciplinary teams, developed AI-driven products, and connected energy and IoT hardware with consumer applications used by millions. His experience spans system design, technical strategy, organizational scale, and translating prototypes into global, production-grade platforms.

“I’ve spent my career at the intersection of AI, connected hardware, and user experience, and I believe we’re only beginning to realize the potential of these technologies,” said Sidi. “Naqi has the opportunity to redefine how people communicate with and control technology, and I’m excited to help transform that possibility into practical technology that improves everyday experiences.”

Naqi’s earbud-based neural interface platform captures biosignals and applies proprietary AI to interpret user intent, turning subtle facial micro-gestures and head movements into real-time digital commands. The platform is safe, private, camera-free, and designed to enable hands-free, voice-free, screen-free, and implant-free control across computers, mobile devices, robotics, and connected environments.

About Naqi Logix

Naqi Logix Inc. is an AI-neurotechnology company that is a silent, invisible interface between humans and technology. Naqi’s non-invasive, earbud-based neural interface platform captures biosignals and uses proprietary AI to interpret intent, turning subtle facial micro-gestures and head movements into real-time digital commands. Safe, private, and camera-free, Naqi enables hands-free, voice-free, screen-free, implant-free control across computers, mobile devices, robotics, and connected environments.

Learn more at www.naqilogix.com and https://invest.naqilogix.com *.

Investor Information

*	Accredited investors are not limited to the amounts they may invest. Non-accredited investors may invest no more than 10% of the greater of annual income or net worth (for individuals) or 10% of the greater of annual revenue or net assets at a fiscal year-end (for entities). This Reg A+ Offering is made available through Dealmaker Securities LLC, member FINRA / SIPC. This investment is speculative, illiquid, and involves risk, including the possible loss of your entire investment. Past performance is not indicative of future results. In addition, as described in the Offering Circular, the Company retains the right to continue the Offering beyond the Termination Date, in its sole discretion. Details of the Offering, including the Offering Circular filed with the U.S. Securities and Exchange Commission.

Investor Relations

David Rokoss

Investor@naqilogix.com

1-888-627-4564 ext.1

Media Contact

Jami Lah

Marketing Director

outreach@naqilogix.com

1-888-627-4564

Forward Looking Statements

This press release, including any materials referenced herein, may contain forward-looking information or statements under applicable Canadian and U.S. securities laws (collectively, “forward-looking statements”), including, without limitation, statements regarding the future plans, objectives and goals of Naqi Logix Inc. (the “Company”); the Company’s future financial results; the anticipated advancement of and benefits derived from the Company’s neurotechnology program; the results of ongoing equity and debt financing activities, appointment of CTO and the Company’s Regulation A+ Offering. Forward-looking statements may be identified by terminology such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “potential,” “may,” “might,” “will,” “could,” “should,” or “would,” or negative versions thereof or similar expressions.

Forward-looking statements reflect current beliefs of management of the Company and are based on certain factors and assumptions, which by their nature are subject to inherent risks, uncertainties and assumptions about the Company, including, among others, related to the Company’s business developments and growth strategy; the Company’s future performance, business prospects and opportunities; the Company’s limited operating history and history of losses; the availability of adequate financing and on favorable terms; the Company’s foreign private issuer status; customer demand for the Company’s products and services; technological changes; the competitive landscape; the Company’s ability to manufacture or distribute products and services; the protection of the Company’s intellectual property and user data; legal, tax and regulatory complexity and uncertainty including with respect to required regulatory approvals for the Company’s technologies for medical applications; internal controls; the Company’s ability to attract and retain skilled personnel; uncertain political and economic conditions; inflation and interest rate variability; supply chain and engineering challenges; cybersecurity threats; the Company’s success at managing risks; and other risks discussed in the Company’s periodic and current reports and offering statements filed with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. Forward-looking statements are not guarantees of future performance and actual events and results could differ materially from those expressed or implied by forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of the press release or as of the date otherwise specifically indicated herein. Other than as specifically required by applicable law, the Company does not intend to update any forward-looking statements whether as a result of new information, future events or otherwise.